Alcoa and subsidiaries                                 EXHIBIT 12


        Computation of Ratio of Earnings to Fixed Charges
          For the nine months ended September 30, 1995
                   (in millions, except ratio)

                                                                1995
                                                                ----
Earnings:
   Income before taxes on income                            $1,251.0
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                   1.0
   Equity income                                               (48.2)
   Fixed charges                                               107.4
   Proportionate share of income (loss) of 50%-owned
     persons                                                    48.2
   Distributed income of less than 50%-owned persons             -
   Amortization of capitalized interest                         18.0
                                                             -------
      Total earnings                                        $1,377.4

Fixed Charges:
   Interest expense:
      Consolidated                                          $   84.0
      Proportionate share of 50%-owned persons                   5.5
                                                             -------
                                                                89.5
                                                             -------

   Amount representative of the interest factor in rents:
      Consolidated                                              17.7
      Proportionate share of 50%-owned persons                    .2
                                                             -------
                                                                17.9
                                                             -------

   Fixed charges added to earnings                             107.4
                                                             -------

   Interest capitalized:
      Consolidated                                               1.4
      Proportionate share of 50%-owned persons                   -
                                                             -------
                                                                 1.4
                                                             -------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                                5.1
                                                             -------

      Total fixed charges                                   $  113.9
                                                             =======

Ratio of earnings to fixed charges                              12.1
                                                             =======
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